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                                                                EXHIBIT 10.22




                           HASKEL INTERNATIONAL, INC.

                         EXECUTIVE SEPARATION PAY PLAN


1. Introduction. Haskel International, Inc. hereby establishes this Executive Separation Pay Plan, effective March 1, 1996. The purpose of the Plan is to establish a uniform basis for providing separation allowances to certain eligible executive employees whose positions are eliminated or who are terminated for reasons other than for cause. This document constitutes both the written instrument under which the Plan is maintained and the summary plan description for the Plan. Beginning as of the effective date of this Plan, separation allowances for all employees who are Covered Employees under this Plan shall be provided only under this Plan and Covered Employees under this Plan shall not be eligible for any other separation allowances.

2.       Definitions.

         2.1 "Company" means Haskel International, Inc. and any subsidiary or affiliate of the Company which adopts the Plan with the approval of the Board of Directors of the Company.

         2.2 "Covered Employee" means any executive employee so designated in writing by the Compensation Committee pursuant to Section 3.1, who has not subsequently been designated as ineligible.

         2.3 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         2.4 "Compensation Committee" means the Compensation Committee established by the Board of Directors.
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         2.5     "Plan" means this Executive Separation Pay Plan, as set forth in this instrument and as hereafter amended.

3.       Eligibility.

         3.1 Designation of Covered Employees. The Board of Directors or the Compensation Committee, from time to time, in its absolute discretion, shall designate in writing which executive employees of the Company shall be Covered Employees eligible for a separation allowance under this Plan. The Board of Directors, upon a recommendation from the Compensation Committee, shall designate which Corporate Officers shall be Covered Employees. The Compensation Committee shall designate all other Covered Employees.

         3.2 General Eligibility Rules. An executive employee is eligible for a separation allowance under this Plan only if he or she is a Covered Employee on the date his or her employment with the Company terminates.

         3.3 Exclusions. A Covered Employee is not eligible for a separation allowance if he or she:

         (a) Voluntarily resigns, even after receiving advance notice of his or her involuntary termination;

         (b) Is terminated after declining to accept a transfer, with no reduction in his or her current base salary or wage rate, to a comparable position with the Company or any affiliate in the same metropolitan area or geographic location; or

         (c) Is involuntarily terminated or resigns because he or she violated any policy, procedure or other rule of the Company; failed to perform his/her assigned duties; engaged in dishonest or wrongful conduct; committed any crime; or was otherwise discharged for cause.




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No separation allowance is payable under this Plan to the estate or other survivor of an Covered Employee who dies before his or her employment with the Company terminates. No separation allowance is payable under this Plan to a Covered Employee (1) by reason of his or her transfer to a position with any affiliate, or (2) by reason of the sale or other disposition of the Company, any affiliate or any assets of either, if the Covered Employee is offered a position with the successor employer, whether or not such offer is accepted.

All determinations as to the application of exclusions under 3.3 shall be made solely in the reasonable discretion of the Compensation Committee.

4. Amount. A Covered Employee who is eligible to receive a separation allowance under Section 3 will receive at the discretion of the Company either a lump-sum or an agreement to receive salary continuation payments at the time of termination. The amount of the separation allowance will be a specified number of MONTHS of the Covered Employee's base salary as of the date his or her employment terminates. The Board of Directors on the recommendation of the Compensation Committee in its absolute discretion, will make this designation in writing at any time prior to the Covered Employee's termination of employment.

5.       Special Rules.

         5.1 Salary Continuation Payments. Instead of making a lump-sum payment, the Company (in its discretion) may pay the separation allowance in the form of regular payroll salary continuation payments.

         5.2 Withholding. The Company SHALL withhold from any separation allowance all required federal, state, local and other taxes and any other payroll deductions required, including amounts necessary to satisfy any debt the





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employee owes to the Company or any affiliate by reason of advance on wages or vacation pay.

         5.3 Death. In the event of a Covered Employee's death after termination of employment, separation allowance payments under Section 5.1 will cease as of the date of death, and the remainder of the separation pay will be made in a lump sum payment to the Covered Employee's estate.

         5.4 Other Benefit Plans. If the COMPANY ELECTS TO GIVE salary continuation payments, all coverage under the Company's life insurance, medical and dental plans will continue for the time specified. Accrued and unpaid vacation pay balances will be paid as of the Covered Employee's termination date.

6. Administration. The Plan is administered and interpreted by the Compensation Committee. The Compensation Committee has the authority and responsibility to act for the Company as to all matters pertaining to the Plan, provided that any action which could significantly increase the cost of the Plan is subject to the prior approval of the Board of Directors. The Board of Directors may delegate and reallocate any authority and responsibility with respect to the Plan. All decisions of the Compensation Committee or the Board of Directors, taken in respect of the Plan and within the powers granted to them under the Plan, and any interpretation by any of them of any term and condition of the Plan shall be conclusive and binding on all Covered Employees, and shall be given the maximum deference allowed by law.

7. Amendment or Termination. The Board of Directors reserves the right, in his or her absolute and unlimited discretion, to amend, alter, revoke, rescind or terminate this Plan by a written instrument at any time, without advance notice





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to any Covered Employee.  No exception to Section 3 or Section 4 of this Plan is valid unless approved in writing by the Board of Directors.

8. Claims Procedure. Any Covered Employee who believes he or she is entitled to any payment under this Plan may submit a claim in writing to the appropriate person, i.e., the Compensation Committee or the President of their respective Operating Group. If the claim is denied (either in full or in part), the employee will receive a written notice explaining the specific reasons for the denial and referring to the provisions of this Plan on which the denial is based. The notice will describe any additional information needed to support the claim. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period.

9. Appeal Procedure. If a Covered Employee's claim is denied, the Covered Employee (or his or her authorized representative) may apply in writing to the Compensation Committee for a review of the decision denying the claim. The Covered Employee (or representative) then has the right to review pertinent documents and to submit issues and comments in writing. The Compensation Committee will provide written notice of its decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the Covered Employee will be given written notice of the reason for the delay.

10. Source of Payments. All separation allowances will be paid in cash from the general funds of the Company, no separate fund will be established under this Plan, and this Plan has no assets. Any right of any person to any payment under this Plan shall be no greater than the right of any other unsecured creditor of the Company.





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11.      Inalienability.  In no event may any current or former Covered
Employee sell, transfer, anticipate, assign, hypothecate, or otherwise dispose of any right or interest under this Plan; and at no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

12. Applicable Law. The provisions of this Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the laws of the State of California.

13. Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

Additional Information

         Employer/Sponsor:              Haskel International, Inc.
                                        100 E. Graham Place
                                        Burbank, CA  91502
                                        818-843-4000

         Identification No's.:          EIN:  95-4107640

         Plan Type:                     Employee welfare
                                        benefit plan --
                                        separation pay plan.





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